UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No.  7  )*
                                             -----

                             RCM Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    749360400
                                  -------------
                                 (CUSIP Number)


                                December 31, 2004
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [X] Rule 13d-1(b)

                                [_] Rule 13d-1(c)

                                [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 pages

-------------------                                           ------------------
CUSIP No. 749360400                   13G                     Page 2 of 11 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Columbia Wanger Asset Management, L.P. 04-3519872
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES              None
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY             2,276,000
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING            None
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH               2,276,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        2,276,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        20.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*


        IA
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 749360400                   13G                     Page 3 of 11 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES              None
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY             2,276,000
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING            None
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH               2,276,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        2,276,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        20.1 %
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*


        CO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 749360400                   13G                     Page 4 of 11 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Columbia Acorn Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        Massachusetts
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES              None
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY             786,000
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING            None
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH               786,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        786,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        6.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*


        IV
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 749360400                   13G                     Page 5 of 11 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Wanger Advisors Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
        Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


        Massachusetts
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES              None
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY             753,000
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING            None
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH               753,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        753,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        6.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*


        IV
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)   Name of Issuer:

               RCM Technologies, Inc.
            --------------------------------------------------------------------

Item 1(b)   Address of Issuer's Principal Executive Offices:

               2500 McClellan Avenue, Suite 350
               Pennsauken, New Jersey 08109-4613
            --------------------------------------------------------------------

Item 2(a)   Name of Person Filing:

               Columbia Wanger Asset Management, L.P. ("WAM")
               WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP") Columbia Acorn Trust ("Acorn")
               Wanger Advisors Trust ("WAT")
            --------------------------------------------------------------------

Item 2(b)   Address of Principal Business Office:

               WAM, WAM GP, Acorn and WAT are all located at:

               227 West Monroe Street, Suite 3000
               Chicago, Illinois 60606
            --------------------------------------------------------------------

Item 2(c)   Citizenship:

               WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; Acorn is a Massachusetts business trust; and WAT is a Massachusetts business trust.
            --------------------------------------------------------------------

Item 2(d)   Title of Class of Securities:

               Common Stock
            --------------------------------------------------------------------

Item 2(e)   CUSIP Number:

               749360400
            --------------------------------------------------------------------

Item 3      Type of Person:

               (d) Acorn is an Investment Company under section 8 of the Investment Company Act.
               -----------------------------------------------------------------

               (d) WAT is an Investment Company under section 8 of the Investment Company Act.
               -----------------------------------------------------------------

               (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.
               -----------------------------------------------------------------

                               Page 6 of 11 Pages

Item 4      Ownership (at December 31, 2004):

               (a)  Amount owned "beneficially" within the meaning of rule
                    13d-3:

                    2,276,000
               -----------------------------------------------------------------

               (b)  Percent of class:

                    20.1% (based on 11,351,365 shares outstanding as of November 11, 2004, based on Form 10-Q filed on November 12, 2004)
               -----------------------------------------------------------------

               (c)  Number of shares as to which such person has:

                         (i)  sole power to vote or to direct the vote: none

                        (ii)  shared power to vote or to direct the vote:
                              2,276,000

                       (iii) sole power to dispose or to direct the disposition of: none

                        (iv) shared power to dispose or to direct disposition of: 2,276,000
               -----------------------------------------------------------------

Item 5      Ownership of Five Percent or Less of a Class:

               Not Applicable
            --------------------------------------------------------------------

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

               The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn and WAT. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn and WAT are the only such persons known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.
            --------------------------------------------------------------------

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable
            --------------------------------------------------------------------

Item 8      Identification and Classification of Members of the Group:

               Not Applicable
            --------------------------------------------------------------------

Item 9      Notice of Dissolution of Group:

               Not Applicable
            --------------------------------------------------------------------

                               Page 7 of 11 Pages

Item 10     Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 8 of 11 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 7, 2005


            The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                      WAM Acquisition GP, Inc.
                                        for itself and as general partner of
                                        COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                      By: /s/ Bruce H. Lauer
                                          --------------------------------------
                                              Bruce H. Lauer
                                              Senior Vice President and
                                              Secretary


            The undersigned trust, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                      COLUMBIA ACORN TRUST


                                      By: /s/ Bruce H. Lauer
                                          --------------------------------------
                                              Bruce H. Lauer
                                              Vice President, Treasurer and
                                              Secretary


            The undersigned trust, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                      WANGER ADVISORS TRUST


                                      By: /s/ Bruce H. Lauer
                                          --------------------------------------
                                              Bruce H. Lauer
                                              Vice President, Treasurer and
                                              Secretary

                               Page 9 of 11 Pages

                                  EXHIBIT INDEX

Exhibit 1 Joint Filing Agreement dated as of February 7, 2005 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc., Columbia Acorn Trust and Wanger Advisors Trust.

                               Page 10 of 11 Pages

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

      The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.


                 Dated: February 7, 2005


                                      WAM Acquisition GP, Inc.
                                        for itself and as general partner of
                                        COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                      By: /s/ Bruce H. Lauer
                                          --------------------------------------
                                              Bruce H. Lauer
                                              Senior Vice President and
                                              Secretary


                                      COLUMBIA ACORN TRUST


                                      By: /s/ Bruce H. Lauer
                                          --------------------------------------
                                              Bruce H. Lauer
                                              Vice President, Treasurer and
                                              Secretary


                                      WANGER ADVISORS TRUST


                                      By: /s/ Bruce H. Lauer
                                          --------------------------------------
                                              Bruce H. Lauer
                                              Vice President, Treasurer and
                                              Secretary